Exhibit 99.1
XERIUM TECHNOLOGIES REPORTS INCREASED SALES AND ADJUSTED EBITDA
CONSIDERING POTENTIAL REFINANCING OF SENIOR SECURED DEBT

RALEIGH, N.C., April 9, 2013 (BUSINESS WIRE) -- Xerium Technologies, Inc. (NYSE:XRM) a leading global provider of industrial consumables and mechanical services used in the production of paper, paperboard, building products and nonwoven materials, today announced certain preliminary financial results for the quarter ended March 31, 2013.

Xerium’s preliminary results for the 2013 first quarter include:

	2013 First Quarter Preliminary Results		Last Twelve Months Preliminary Results

Net Sales	$139.8	million	$544.2	million
Net Income	$5.4	million	$(5.1)	million
Adjusted EBITDA	$29.1	million	$99.5	million
Adjusted EBITDA as % of Sales	20.8%		18.3%
Net Debt	$400.9	million	$400.9	million
Net Leverage Ratio	4.0x		4.0x

* See “Non-GAAP Financial Measures” below.

FIRST QUARTER HIGHLIGHTS

Sales Highlights

•	Net sales in the quarter grew year-over-year by 4%.

•	Roll coverings and services business is up 9% year-over-year and 10% sequentially with specialty rolls and services leading the way.

•	Europe sales were up 3% year-over-year and 5% sequentially.

•	Paper machine clothing sales were up 1% year-over-year and 2% sequentially.

•	Asia sales improved 13% and orders continued to grow accretively for Xerium.

Adjusted EBITDA Highlights

•
Adjusted EBITDA grew year-over-year by 55% on 4% sales growth. The increase was primarily due to gross profit improvement, reduction in selling, general and administrative expense and favorable currency.

•	North America, Europe and Asia improved materially year-over-year.

Capital Spending and Cost Reduction Highlights

•	Long lead time equipment was ordered to address the Company’s future capacity needs and structural cost reductions.

•	The Company previously announced its plan to lower costs $12 million, net, in 2013 versus 2012. This initiative is on plan.

Cash Flow and Leverage Highlights

•	Cash flow from operations continued to be strong at $10.3 million for the first quarter of 2013.

•	Net debt reduced from $410.2 million at December 31, 2012 to $400.9 million at March 31, 2013.

•	The Company’s net leverage ratio decreased to 4.0x at March 31, 2013 from 4.6x at December 31, 2012.

Xerium is also considering refinancing its senior secured term loan debt and revolving credit facility. If pursued, Xerium plans on replacing its current term loan debt with a new senior secured credit facility consisting of an approximately $200 million term loan and up to a $40 million asset-based revolving credit facility. Completion of the refinancing transaction would be subject to market conditions, documentation and customary closing conditions.

Commenting on the quarter and refinancing, Harold Bevis, Xerium's President and Chief Executive Officer stated, "We are pleased with these preliminary results. Our sales increased moderately and have been fairly consistent now for the last year. Our overall business is steady and our top line performance is largely gated by our available capacity. We have a full set of actions to debottleneck in critical areas and have ordered certain key equipment as well. We are seeing the benefits from actions taken to grow EBITDA and reduce leverage. With regards to a potential refinancing of a portion of our debt, we are targeting to complete this by the end of April but it will be dependent upon financial market conditions.”

PRELIMINARY RESULTS

The results provided in this press release are preliminary and subject to completion and review of Xerium’s 2013 first quarter financial statements in conjunction with the Company’s 2013 first quarter Form 10-Q filing, and therefore they are subject to change.

Xerium intends to report final results for the 2013 first quarter on or about May 7, 2013, after market close. Xerium’s earnings press release and prepared remarks reviewing its financial results and guidance will be made available on the Investor Relations section of its website at www.xerium.com.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE:XRM) is a leading global manufacturer of specially engineered fabrics, belts and roll cover technology used in the production of paper, paperboard, building products, non-wovens, and specific industrial processes. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,275 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding our 2013 first quarter results, including our anticipated net sales for that quarter, and our potential plans to refinance our outstanding term loan debt. Forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by us, as well as from risks and uncertainties beyond our control. These risks and uncertainties include the following items: (1) our final results for the first quarter of 2013 may be different than the preliminary results we announced today; (2) we may not complete a refinancing at all or on terms that are as favorable as we expect; (3) our on-going cost reduction efforts, including our restructuring activities, may not have the positive impacts we anticipate; (4) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates, for instance a marked decline in the value of the Euro relative to the U.S. Dollar; (5) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (6) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (7) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; (8) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (9) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2012 filed on March 11, 2013 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Contact: Phillip B. Kennedy
Investor Relations
919-526-1444
IR@xerium.com

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NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from our financial results as reported under generally accepted accounting principles (“GAAP”). We use supplementary non-GAAP measures, including EBITDA, Adjusted EBITDA, currency effects on Net Sales and Trade Working Capital to assist in evaluating our liquidity and financial performance. EBITDA and Adjusted EBITDA are specifically used in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. Our credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, we could go into default under our credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) or cash flows from operations (as determined in accordance with GAAP).

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

“Adjusted EBITDA”, under our credit facility means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges or gains resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the credit facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

In the following table, we have included reconciliations of our non-GAAP financial measures to the most comparable GAAP financial and liquidity measures.

	Three Months Ended	Three Months Ended	Trailing Twelve Months Ended
	March 31,	March 31,	March 31,
	2,013	2,012	2,013
Net income (loss)	$5,430	$(7,522)	$(5,083)
Stock-based compensation	295	972	1,272
Depreciation	8,966	9,764	37,735
Amortization of intangibles	576	576	2,305
Deferred financing cost amortization	709	1,054	3,079
Unrealized foreign exchange (gain) loss on revaluation of debt	(118)	8	456
Deferred taxes	(193)	(182)	(8,260)
Asset impairment	928	—	4,602
Gain on disposition of property and equipment	(10)	(446)	(140)
Gain on extinguishment of debt	—	—	(243)
Net change in operating assets and liabilities	(6,300)	5,928	3,730
Net cash provided by operating activities	10,283	10,152	39,453
Interest expense, excluding amortization	8,497	8,544	34,408
Net change in operating assets and liabilities	6,300	(5,928)	(3,730)
Current portion of income tax expense	2,751	839	6,599
Stock-based compensation	(295)	(972)	(1,272)
Unrealized foreign exchange gain (loss) on revaluation of debt	118	(8)	(456)
Asset impairment	(928)	—	(4,602)
Gain on disposition of property and equipment	10	446	140
Gain on extinguishment of debt	—	—	243
EBITDA	26,736	13,073	70,783
Gain on extinguishment of debt	—	—	(243)
Stock-based compensation	295	972	1,272
Operational restructuring expenses	1,255	3,974	22,989
Expenses incurred in connection with indebtedness or refinancing transaction	—	—	115
Non-restructuring impairment	857	—	2,052
Non-recurring CEO retirement expenses	—	801	2,584
Adjusted EBITDA	$29,143	$18,820	$99,552